                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)


                                                       Six Months Ended          Three Months Ended
                                                    ----------------------     ----------------------
                                                           June 30,                   June 30,
                                                    ----------------------     ----------------------
                                                       1997        1996           1997       1996
                                                    ----------  ----------     ----------  ----------
Primary earnings (loss) per common share:
  Net Income (Loss) Applicable to Common Stock      $ (48,441)  $   99,201     $ (11,358)  $   15,552
                                                    ==========  ==========     ==========  ==========

  Average number of common shares outstanding          95,625       95,508        95,659       95,511
                                                    ==========  ==========     ==========  ==========

  Per share                                            ($0.51)       $1.04        ($0.12)       $0.16
                                                    ==========  ==========     ==========  ==========

Fully diluted earnings (loss) per common share:
  Net Income (Loss) Applicable to Common Stock      $ (48,441)  $   99,201     $ (11,358)  $   15,552

  Add income effect, assuming conversion of
    dilutive convertible securities                       ---          ---           ---          ---
                                                    ----------  ----------     ----------  ----------
  Net income (loss) on a fully diluted basis        $ (48,441)  $   99,201     $ (11,358)   $  15,552
                                                    ==========  ==========     ==========  ==========

  Average number of common shares outstanding          95,625       95,508        95,659       95,511

  Add common share effect, assuming conversion
    of dilutive convertible securities                    ---          ---           ---          ---
                                                    ----------  ----------     ----------  ----------
  Average number of common shares outstanding
    on a fully diluted basis                           95,625       95,508        95,659       95,511
                                                    ==========  ==========     ==========  ==========

  Per share                                            ($0.51)       $1.04        ($0.12)       $0.16
                                                    ==========  ==========     ==========  ==========

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NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.